Exhibit 10.1

The Agreement ("Agreement") is entered into December 31, 2005 by the following parties:

     Party A: 4 persons including and represented by Jiang Guoqing

          Address: Flat 11, S. Bldg, Jinjiang Shidai Garden, No. 107, Jinli W. Rd., Chengdu, Suzhuan, China
          Tel: 86-28-86158586
          Fascimile: 86-28-86136592
          Representative: JIANG, Guoqing
          Nationality: Chinese

     Party B: China Biopharmaceuticals Corporation.

          Address: Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands
          Mailing address: 1601-8 Shanxi Rd., Bldg A, Jinshan Tower, Nanjing, Jiangsu, China
          Tel: 86-20-83205758
          Fascimile: 86-20-83205759
          Representative: MAO, Peng
          Nationality: Canada

     (1) Party A (consisting of 4 persons) is all the shareholders (For details of shareholders, please see attached List of Shareholders) of Chengdu Tianyin Pharmaceutical Limited Company (Referred to as "Tianyin" hereafter), a legally registered limited liability company established according to the laws of the People's Republic of China ("China") laws, who authorizes its representative Jiang Guoqing to represent all the shareholders to sign this agreement (For details, please see the Trust Deed); Party B is a legally registered limited liability company according to Law of British Virgin Islands..

     (2) In Accordance with The Company Law of China, The Contract Law of China as well as other prevailing laws and regulations, Party A and Party B hereby agree to allow Party B assume operation control over Tianyin effective the date of this Agreement and to make investment in Tianyin


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          so that Tianyin will become a  foreign-invested  company  according to
          Chinese laws (Referred to as the "Joint Venture" hereafter).

     (3)  The Joint Venture will maintain its original business scope of Tianyin

     (4) If the remaining issues regarding the operation and development of the Joint Venture related to this cooperation are not fully provided for in detail in this agreement, the both parties will make supplementary provisions and conduct negotiations to resolve the issues according to the relevant regulations and specified principles stipulated within this agreement.

     1    Representations and Warranties

     1.1 The representations and warranties jointly made by the both parties are listed as follows:

     (1) The both parties have all the relevant legal right and capacity and are qualified for signing and implementation of this Agreement, and at the same time, the sign and implementation of this Agreement will not violate any or all the legal documents such as regulations on the Company Regulation, Contract and Agreement which imposes certain restrictions on it.

     (2) The both parties have already carried out all the required actions or will do so, to obtain the consent, approval, authorization and permit required by signing and implementation of this Agreement.

     (3) In keeping with the principles of reliability and creditability and responsibility, both parties will make utmost efforts to work in close cooperation to promote the smooth implementation of this Agreement. The parties will follow the principles set forth within this Agreement, and will not impede the implementation of this Agreement.

     The representations and warranties of Party A

     1.2 The representations and warranties that Party A makes to Party B are listed as follows:


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     (1)  All  the  materials  having  been  or to be  provided  by  Party A are authentic, complete, accurate with no misleading information.

     (2) The registered capital of Tianyin has been fully contributed; Tianyin owns the legal ownership and use rights of the total assets.

     (3) Tianyin has obtained necessary rights and permits, authorizations, approvals and consent required for pharmaceutical content production and business operation. The business scope of Tianyin does not go beyond the operational scope approved as well as the rules of its articles.

     (4) Its financials statements as audited by its auditing firm according to the US GAAP are true and correct and fairly represent the operation results of Tianyin..

     (5) Party A shall disclose all the mortgage of assets, sponsor and related lawsuits and arbitration as well as administrative penalties to which Party A is subject.

     (6)  Additional Representations and Warranties:

          i. There will be no material change in the contributed assets and debt of Tianyin and Party A will maintain normal cash flow for the operational activities;

     1.3 The representations and warranties that Party B makes to Party A are listed as follows:

     (1) All the materials having been or to be provided to party A are authentic, timely and complete.

     (2) Party B recognizes all the contracts entered into before this Agreement, and will cause the Joint Venture to duly fulfill the implementation of this Agreement.

     2    Operation Control and Investment

     2.1 The scope of the capital assets of this cooperation refers to the total assets appearing on the financials of Tianyin.


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     2.2. As of the  date  of this  Agrement,  Party B  shall  assume  the  full operation control of Party A, including wothout limitation all aspects of Tianyin's business operation, production, distribution and sale of products and shall have the complete power to appoint and change Tianyin's top management staff and executives. Party B shall also nominate majority of Party A's board members including its chairman.

     2.3. The total consideration for the operation control and the 51% of Tianyin shall be 3,000,000 shares of common stock of Party B's parent, China Biopharmaceuticals Holdings, Inc. valued at US$1.00 per share payable immediately to Party A and an additional investment into Tianyin to the amount of US$2,000,000 as additional capital contribution into Tianyin. Such additional capital contribution shall be treated as additional registered capital. After the completion of investment from Party B, Tianyin will become a foreign-invested company with Party A holding 49% of the total shares and Party B holds 51 % of the total shares of the foreign-invested Company.

     3    Arrangement of the transaction

     3.1 Party B shall pay US$2,000,000 in cash to the Joint Venture. Party B hereby agrees with Party A that within 30 working days after the auditing result is completed Party B will remit US$ 1,000, 000 in cash to the Foreign Currency Bank Account of the Joint Venture, and will remit the remaining US$1, 000, 000 in cash to the Foreign Currency Bank Account of the Joint Venture within 60 working days after obtaining the business license of the Joint Venture.

     3.3 Within 30 working days after this agreement is signed, Party B shall distribute 3,000,000 shares of common stock of China Biopharmaceuticals Holdings Inc. to Party A or its designated parties.

     3.4  Arrangement of rewards

     (1) Under the precondition that the Joint Venture accomplishes the performance requirements by generating audited after tax profit of no less than US$3,000,000 at the year ended December 31, 2006. Party B


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          shall distribute  300,000 shares of its common stock to Party A or its assigned natural person or legal representative after filing the year 2006's annual report.

     4    Repayment of Shareholders' loan

     The Joint Venture undertakes USD$ 2,000,000 liability owes to Party A, and Joint Venture will distribute USD$1,000,000 to Party A within 45 working days after obtaining the business license of the Joint Venture to eliminate the liability. The remaining USD$1,000,000 will distribute to Party A from the net profit after income tax of Joint Venture within 3 year period after obtaining the business license of the Joint Venture to eliminate the liability.

     5    The board of directors of the Joint Venture

     5.1 The board of directors of the Joint Venture consists of five or seven persons, two or three of whom are appointed by Party A and three or four of whom are appointed by Party B. The chief financial officer shall be appointed by party B.

     5.2 The important events of the Joint Venture shall be voted and approved by 75% of the total directors of the board, and the important events shall mainly include but not limited to the followings:

     (1)  Modification of article of the Joint Venture.

     (2)  Disposal of all the key assets of the Joint Venture.

     (3)  Change of structure of managerial level.

     (4)  External sponsorship, mortgages, hypothecation and loans.

     (5)  Determine  the  operational  plan  and  investment  plan of the  Joint
          Venture.

     (6) Others related to the key development plans and orientations of the Joint Venture.

     (7) The insider transactions among the company, shareholders and other relevant parties.

     6    Others


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     6.1  This  agreement  is not allowed to be  terminated  by one side without breach, and shall be governed by Chinese laws.

     6.2 If any of the parties breaches the agreement, the non-breaching party has rights to ask the breaching party for compensations due to breach of agreement.

     6.3 If the proposal, contracts and articles having been signed between Party A and Party B and having been delivered to the relevant governmental organizations for inspection and approval and this agreement signed is found to have different interpretation, this agreement shall take effect.

     6.4 If any dispute arises between the two parties, the dispute shall be negotiated and settled within 30 working days. If the negotiation fails, the two parties can go to the Chinese International Economic and Trade Arbitration Committee to have arbitration.

     6.5 For issues fails to be mentioned in this agreement, the two parties may sign supplementary agreement or attachment, which forms effective components of this agreement with the same legal effect.

     6.6 This agreement is in quadruplicate, with two copies held by each party.


     Party A: 4 persons including and represented by Jiang Guoqing Authorized representative:

     Party B: China Biopharmaceuticals Holdings Inc.
     Authorized representative:





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